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  FORM 3            U.S. SECURITIES AND EXCHANGE COMMISSION
----------                    Washington, D.C.
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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
1. Name and Address of          2. Date of Event Requiring   4. Issuer Name and Ticker or Trading Symbol
Reporting Person*               Statement (Month/Day/Year)
                                                                Cali Realty Corporation (CLI)
Weinberg   Robert       F.         1/31/97
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(Last)     (First)   (Middle)   3. IRS or Social Security    5. Relationship of              6. If Amendment, Date of
                                Number of Reporting Person   Reporting Person(s)             Original (Month/Day/Year)
                                (Voluntary)                  to Issuer
    100 Clearbrook Road                                          (Check all applicable)      02/10/97
-------------------------------                              _X_ Director     ___ 10% Owner  ---------------------------------------
          (Street)                                                                           7. Individual or Joint/Group
                                                             ___ Officer      ___ Other      Filing (Check Applicable Line)
                                                                 (give title      (specify
                                                                  below)           below)    _X_ Form filed by One Reporting Person

                                                                 ________________________    ___ Form filed by More than One
Elmsford      NY      10523                                                                      Reporting Person
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(City)     (State)    (Zip)             Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security            2. Amount of Securities      3. Ownership Form: Direct       4. Nature of Indirect Beneficial
   (Instr. 4)                      Beneficially Owned           (D) or Indirect (I)             Ownership
                                   (Instr. 4)                   (Instr. 5)                      (Instr. 5)
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Common Stock                       1,000(1)                      I                              By Wife
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

                                                                          (Over)

              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative   2. Date              3. Title and Amount of Securities   4. Conversion    5. Ownership   6. Nature of Indi-
   Security                 Exercisable and   Underlying Derivative Security         or Exercise      Form of        rect Beneficial
   (Instr. 4)               Expiration Date   (Instr. 4)                             Price of         Derivative     Ownership
                            (Month/Day/Year)                                         Derivative       Security:      (Instr. 5)
                                                                                     Security         Direct (D)
                                                                                                      or Indirect
                         Date       Expira-                    Amount or                              (I)
                         Exer-      tion           Title       Number of Shares                       (Instr. 5)
                         cisable    Date
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Director Stock Option
(right to buy)           01/31/98   01/31/07   Common Stock    5,000                 $33               D                --
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

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                        /s/ Robert F. Weinberg                          3/25/97
                        -----------------------------                   -------
                     ** Signature of Reporting Person                    Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.